Exhibit 10.1
LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of February 20, 2007 (this "Agreement"), is among DOUGHERTY’S PHARMACY, INC., a Texas corporation, ALVIN MEDICINE MAN, LP, a Texas limited partnership, ANGLETON MEDICINE MAN, LP, a Texas limited partnership, and SANTA FE MEDICINE MAN, LP, a Texas limited partnership (each individually, a "Borrower," and collectively, “Borrowers”), and AMEGY BANK NATIONAL ASSOCIATION, a national banking association  ("Lender").

RECITALS

            The Borrowers desire to borrow from the Lender, and the Lender desires to lend to the Borrowers, a $2,200,000.00 Term Loan (as this and the other terms, words, and phrases used in these Recitals are defined in Article I hereof), the proceeds of which will be used to refinance existing indebtedness.  The Borrowers also desire to have established, and the Lender desires to establish, a $2,000,000.00 committed revolving credit facility, the proceeds of which will be used to refinance existing debt and for general corporate purposes.  The Borrowers have offered to collateralize these Loans with all of their accounts receivable, inventory, and fixed assets.

            In order to induce the Lender to make the Loans and enter into this Agreement, the Guarantors have agreed to guaranty the Obligations of the Borrowers pursuant to the Guaranties.

            Accordingly, the Borrowers and the Lender have entered into this Agreement in order to provide for (among other things) the making and repayment of the Loans, the collateralization of the Obligations of Borrowers and the documentation of the various representations of and agreement with the Borrowers, all upon the terms and provisions and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the Borrowers), the parties hereto agree as follows:
ARTICLE I
Definitions

Section 1.01.  Definitions.  As used in this Agreement, the following terms shall have the meanings respectively assigned to them below, which meanings shall be applicable equally to the singular and plural forms of the terms so defined:

“Accounts Receivable” means all of the referenced Person’s accounts (as defined in the UCC) and other rights to receive payments for any inventory, goods or other products, assets or properties sold, leased or otherwise disposed of or for services rendered, whether or not earned by performance, recognized by the referenced person or recorded on its books and records, and irrespective of whether any may be characterized as or constitute an account (as defined in the UCC) or may be characterized as or also constitute chattel paper, chose-in-action, contract right, general intangible, instrument, invoice, letter of credit right, note, payment intangible or other collateral type in any document, by any person under any Applicable Law in each case whether now or hereafter acquired, created, executed, modified or otherwise existing (including, without limitation, during the pendency of any Bankruptcy Proceeding).

“Adjusted EBITDA” of the Borrowers for any computation period means the consolidated net income of Borrowers for such computation period plus taxes, interest, depreciation and amortization for such computation period, plus nonrecurring Medicine Man Entities charges for such computation period limited to $275,000.00, and Non-Recurring Management Fees for such computation period.

"Advance" means an advance of funds by Lender to Borrowers pursuant to Article II or Article III.

"Advance Request Form" means a certificate, in substantially the form of Exhibit A hereto, properly completed and signed by Borrower requesting an Advance.

"Affiliate" means, as to any Person, any other Person (i) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (ii) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question.   The term control means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person,  whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrowers or any of their respective Subsidiaries.

“Applicable Law” means any applicable law, including (without limitation) any applicable: (a) federal, state, territorial, county, municipal, or other governmental or quasi-governmental law, statute, ordinance, rule, regulation, requirement, or use or disposal classification or restriction, (b) judicial, administrative, or other governmental or quasi-governmental order, injunction, writ, judgment, decree, ruling, interpretation, finding, or other directive; (c) common law or other legal or quasi-legal precedent, or (d) arbitrator’s, mediator’s, or referee’s decision, finding, award, or recommendation; in each case (i) whether domestic or foreign, (ii) whether at law, in equity, in rem or otherwise, and (iii) as the same may be adopted, supplemented, modified, amended, restated, or replaced from time to time or any corresponding or succeeding provisions thereof.

“Approved Supplier” means Amerisource Bergen Drug Corporation, a Delaware corporation.

“Ascendant” means Ascendant Solutions, Inc., a Delaware corporation.

“Bankruptcy Law” means the United States Bankruptcy Code, as amended, or any other present or future Applicable Law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation, any corresponding Applicable Law of any State, or any succeeding Applicable Law, and the rules and regulations promulgated thereunder; in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated, or replaced from time to time.

“Bankruptcy Proceeding” means the filing or submission of any petition, answer, pleading, or other document for relief, bankruptcy, insolvency, receivership, or other remedy, or the existency of any case, action, suit, or proceeding, whether voluntary or involuntary, under any Bankruptcy Law, including, without limitation, any event referenced in Section 11.01(d) and (e) hereof.

"Borrowing Base" means, at any particular time, an amount equal to the sum of (x) the sum of (a) the lesser of (i) one hundred percent (100%) of Borrowers’ Accounts Receivable less the Reserves against Accounts Receivable, or (ii) eighty percent (80%) of Borrowers’ Eligible Accounts, plus (b) seventy-five percent (75%) the value of Borrowers’ Eligible Inventory consisting of pharmaceuticals for which Borrowers maintain product return rights, at the lower of cost or market value, up to a maximum advance equal to the Pharmaceutical Cap, plus (c) without duplicate, fifty percent (50%) of all of Borrowers’ other Eligible Inventory, at the lower of cost or market value, up to a maximum advance of $500,000.00.

"Business Day" means any day on which commercial banks are not authorized or required to close in Dallas, Texas.

"Collateral" has the meaning specified in Section 5.01.

“Commitment Fee” has the meaning specified in Section 2.08.

"Debt" means for any Person:  (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business which are not past due by more than ninety (90) days unless such trade accounts payable are being contested in good faith by appropriate proceedings, (iv) all obligations of such Person under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes, (v) all obligations of such Person under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), assumptions or other contingent obligations, in respect of, or to purchase or otherwise acquire, any obligation or indebtedness of any other Person, or any other obligation, contingent or otherwise, of such Person directly or indirectly protecting the holder of any obligation or indebtedness of any other Person against  loss (whether by partnership arrangements, agreements to keep‑well, to purchase assets, goods, securities, or services, to take‑or‑pay or otherwise), (vi) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non‑recourse to the credit of such Person, and (vii) all reimbursement obligations of such Person (whether contingent or otherwise)  in respect of letters of credit, bankers'  acceptances, surety or other bonds and similar instruments.

“Default” means any event that, with or without the giving or receipt of notice, the acquisition of knowledge, or the passage of time (or any combination thereof), would constitute an Event of Default.

"Default Rate" means the sum of the Base Rate in effect from day to day plus three percent (3%).

            "Dollars"  and  "$"  mean  lawful  money  of  the  United States of America.

            “Dougherty’s Holdings” means Dougherty’s Holdings, Inc., a Texas corporation.

            “Dougherty’s Pharmacy” means Dougherty’s Pharmacy, Inc., a Texas corporation.

"Eligible Accounts" means the aggregate of all Accounts Receivable of Borrowers that are acceptable to Lender in its reasonable discretion and satisfy the following conditions:  (a) are due and payable within thirty (30) days; (b) have been outstanding less than ninety (90) days past the original date of invoice; (c) have arisen in the ordinary course of business from services performed by Borrowers to or for the account debtor or the sale by Borrowers of goods in which Borrowers had sole ownership where such goods have been shipped or delivered to the account debtor; (d) represent complete bona fide transactions which require no further act under any circumstances on the part of Borrowers to make such accounts receivable payable by the account debtor; (e) the goods of sale which gave rise to such accounts receivable were shipped or delivered to the account debtor on an absolute sale basis and not on consignment, a sale or return basis, a guaranteed sale basis, a bill and hold basis, or on the basis of any similar understanding; (f) the goods of sale which gave rise to such accounts receivable were not, at the time of sale thereof, subject to any Lien, except the security interest in favor of Lender created by the Loan Documents; (g) are not subject to any provision prohibiting assignment or requiring notice of or consent to such assignment; (h) are subject to a perfected, first priority security interest in favor of Lender and are not subject to any other Lien; (i) are not subject to setoff, counterclaim, defense, allowance, dispute, or adjustment other than normal discounts for prompt payment, and the goods of sale which gave rise to such accounts receivable have not been returned, rejected, repossessed, lost, or damaged; (j) the account debtor is not insolvent or the subject of any bankruptcy or insolvency proceeding and has not made an assignment for the benefit of creditors, suspended normal business operations, dissolved, liquidated, terminated its existence, ceased to pay its debts as they become due, or suffered a receiver or trustee to be appointed for any of its assets or affairs; (k) are not evidenced by chattel paper or an instrument of any kind; (l) are owed by a Person or Persons that are citizens of or organized under the laws of the United States or any State and are not owed by any Person located outside of the United States of America; (m) if any accounts receivable are owed by the United States of America or any department, agency, or instrumentality thereof, the Federal Assignment of Claims Act shall have been complied with, other than Medicaid and Medicare receivables; and (n) are not owed by an Affiliate of Borrower.  No Account Receivable owed by an account debtor to Borrowers shall be included as an Eligible Account if more than twenty percent (20%) of the balances then outstanding on accounts receivable owed by such account debtor and its Affiliates to Borrowers have remained unpaid for more than eighty-nine (89) days from the dates of their original invoices.

"Eligible Inventory" means, at any time, all inventory of raw materials, work in process, and finished goods then owned by (and in the possession or under the control of) Borrowers and held for sale or disposition in the ordinary course of Borrowers’ business, in which Lender has a perfected, first priority security interest, valued at the lower of actual cost or fair market value, less Reserves against Inventory.  Eligible Inventory shall not include (i) inventory that has been shipped or delivered to a customer on consignment, a sale or return basis, or on the basis of any similar understanding, (ii) inventory with respect to which a claim exists disputing Borrower's title to or right to possession of such inventory, (iii) inventory that is not in good condition, out of date, or does not comply with any Applicable Law, or the standards imposed by any governmental authority with respect to its manufacture, use, or sale, (iv) inventory that has been sold by and subsequently returned to Borrowers and is not suitable for resale on a retail basis, and (v) inventory that Lender, in its reasonable discretion, has determined to be unmarketable after due inquiry and investigation.  The amount of any reserves that Borrowers are required to maintain against their Inventory in accordance with GAAP shall be deducted from the amount of Eligible Inventory.

"Environmental Law" means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.  ' 9601 etseq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ' 9601 etseq., the Occupational Safety and Health Act, 29 U.S.C. ' 651 etseq., the Clean Air Act, 42 U.S.C. ' 7401 etseq., the Clean Water Act, 33 U.S.C. ' 1251 etseq., the Toxic Substances Control Act, 15 U.S.C. ' 2601 etseq., and all similar laws, regulations, and requirements of any governmental authority or  agency having jurisdiction over Borrowers or any Subsidiary or any of their respective properties or assets, as such laws, regulations, and requirements may be amended or supplemented from time to time.

            "Event of Default" has the meaning specified in Section 11.01.

            "Facility Fee" has the meaning specified in Section 3.06.

            “Fixed Charge Coverage Ratio” means for any computation period (x) Adjusted EBITDA (y) divided by current maturities of long-term funded debt (excluding Advances then outstanding under the Revolving Credit Commitment) and all interest expense.

            “Funded Debt” means any Debt owed by Borrowers to Lender.

"GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants  and/or  in Statements of  the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.  Accounting principles are applied on  a  "consistent  basis"  when  the  accounting  principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

"Guarantor" means any one or more:  of (a) Ascendant, (b) Dougherty’s Holdings, (c) Medicine Man, (d) Dougherty’s LP Holdings, Inc., a Nevada corporation, (e) Medicine Man GP, LLC, a Texas limited liability company, (f) Alvin Medicine Man GP, LLC, a Texas limited liability company, (g) Angleton Medicine Man GP, LLC, a Texas limited liability company, and (h) Santa Fe Medicine Man GP, LLC, a Texas limited liability company.

"Guaranty" means the guaranty of each Guarantor in favor of Lender, in form and substance acceptable to Lender, as the same may be amended, supplemented, or modified from time to time.

"Hazardous Substance"  means  any substance,  product, waste, pollutant, material, chemical, contaminant, constituent,  or other material which is or becomes listed,  regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Inventory” means any and all inventory and other goods, merchandise and other items held by the referenced person (or on its behalf) for manufacture, sale, lease, or other delivery or consumption, wherever located, whether raw materials, supplies, parts or other components, work-in-progress, finished goods, returned goods or otherwise, in each case whether now or hereafter acquired, created, modified, finished or otherwise existing (including, without limitation, during the pendency of any Bankruptcy Proceeding).

"Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge,  charge, hypothecation, assignment, preference,  priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

"Loan Documents" means this Agreement and all promissory notes,  security agreements,  deeds of trust, assignments, guaranties, and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

"Loans" means, collectively, the Revolving Loan and the Term Loan.

“Material Adverse Effect” means any material and adverse effect, whether individually or in the aggregate, upon (a) the assets, business, cash flow, expenses, income, liabilities, operations, properties, reputation or condition, financial or otherwise, of any Borrower, (b) the ability of any Borrower to make payment as and when due of all or any part of the Obligations, or (c) the Collateral or its value or the validity, enforceability, perfection or priority of any security interest of the Lender therein.

"Maximum Rate" means the maximum rate of nonusurious interest permitted from day  to day by applicable law, including the Texas Finance Code, as supplemented by the Texas Credit Title, but otherwise without limitation, that rate based upon the "Weekly Ceiling" and calculated after taking into account any and all relevant fees, payments, and other charges in respect of the Loan Documents which are deemed to be interest under applicable law.

“Medicine Man” means Medicine Man, LP, a Texas limited partnership.

“Medicine Man Entities” means, collectively, Alvin Medicine Man, LP, a <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Texas limited partnership, Angleton Medicine Man, LP, a Texas limited partnership, and Santa Fe Medicine Man, LP, a Texas limited partnership.

"Non-Recurring Management Fees" means, $1,681,569.00 in management fees as shown on the interim income statements of Borrowers for the twelve (12) month period ending December 31, 2006 less $900,000.00 less any audit adjustment to the amount of such management fees.  This amount shall amortize in equal monthly amounts during the 2007 fiscal year.

"Notes" means, collectively, the Revolving Note and the Term Note.

"Obligated Party" means any Guarantor or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

"Obligations" means all obligations, indebtedness, and liabilities of Borrowers to Lender, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation,  the obligations, indebtedness, and liabilities of Borrowers under this Agreement and the other Loan Documents, and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

 “Organizational Document” means any instrument, certificate of formation, indenture, agreement, charter, by-laws, certificate or other document or any statutory equivalent respecting a Borrower, as each has been and hereafter may be supplemented, renewed, extended, modified, amended, or restated from time to time.

“Park InfusionCare, LP” means Park InfusionCare, LP, a Texas limited partnership.

“Park InfusionCare Entities” means any and all Subsidiaries of Park InfusionCare, LP.

"Person" means any individual, corporation, business trust, association, limited liability company, partnership, joint venture, governmental authority, or other entity.

“Pharmaceutical Cap” means $1,300,000.00 from the date of this Agreement until July 31, 2007, and $1,000,000.00 at all times thereafter.

"Prime Rate" means, at any time, the rate of interest per annum then most recently established by Lender as its Prime Rate.  The Prime Rate is not necessarily the lowest rate charged by Lender on its loans.

"Reserves" means, the amount of any reserves maintained by Borrowers, against their Accounts Receivable and Inventory, whether required in accordance with GAAP or otherwise.

"Revolving Credit Commitment" means the obligation of Lender to make Advances hereunder in an aggregate principal amount at any one time outstanding up to but not exceeding Two Million and No/100 Dollars ($2,000,000.00), as such amount may be reduced pursuant to Section 2.09 or otherwise.

“Revolving Credit Period” means that period commencing on the date hereof and terminating on the earlier of (a) the Revolving Credit Termination Date, (b) the date on which the Revolving Credit Commitment shall have been reduced permanently to zero, or (c) the date on which maturity of the Obligations shall have been accelerated pursuant to Section 11.02 hereof.

"Revolving Credit Termination Date" means 11:00 A.M. Dallas, Texas time on February 20, 2009, or such earlier date on which the Revolving Credit Commitment terminates as provided in this Agreement.

"Revolving Loan" means the loan to be made by Lender pursuant to Section 2.01.

"Revolving Note" means the promissory note of Borrowers payable to the order of Lender, in form and substance acceptable to Lender, and all extensions, renewals, and modifications thereof.

"Security Agreements" means the Security Agreements of Borrowers in favor of Lender in form and substance acceptable to Lender, as the same may be amended, supplemented, or modified.

"Subsidiary" means any entity of which more than fifty percent (50%) of the issued and outstanding ownership interests is owned or controlled, directly or indirectly, by Borrowers, by Borrowers and one or more other Subsidiaries, or by one or more other Subsidiaries.

"Term Loan" means the loan in the original principal amount equal to Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00) made or to be made by Lender pursuant to Section 3.01.

"Term Note" means the promissory note of Borrower payable to the order of Lender, in form and substance acceptable to Lender, and all extensions, renewals, and modifications thereof.

“UCC” means the Uniform Commercial Code of the State of Texas or any corresponding or succeeding provisions of Applicable Law of the State of Texas, or any corresponding or succeeding provisions of Applicable Law, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

Section 1.02.  Other Definitional Provisions.  The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all Article and Section references pertain to this Agreement.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

Section 1.03.  Section and Other Headings.  The table of contents and section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE II
Revolving Loan

Section 2.01.    Advances.  Subject to the terms and conditions of this Agreement, Lender agrees to make one or more Advances from time to time during the Revolving Credit Period to the Borrowers at their request (as provided in Section 2.05, below) up to an aggregate maximum principal amount outstanding at any one time not to exceed (a) the lesser of (i) the Revolving Credit Commitment or  (ii) the Borrowing Base minus (b) $1,000,000.00.  Subject to the terms and provisions of this Agreement, during the Revolving Credit Period, the Borrowers may reborrow Advances previously repaid by them.

Section 2.02.    The Revolving Note.  The obligation of Borrowers to repay the Advances under the Revolving Loan shall be evidenced by the Revolving Note executed by Borrowers, payable to the order of Lender, in the principal amount of the Revolving Credit Commitment as originally in effect and dated the date hereof.

Section 2.03.    Repayment of Advances.  Borrower shall repay the unpaid principal amount of all Advancesunder the Revolving Loan on the Revolving Credit Termination Date.

Section 2.04.    Interest.  The unpaid principal amount of the Advances under the Revolving Loan shall bear interest prior to maturity at the rate or rates set forth in the Revolving Note.  Accrued and unpaid interest on the Advances under the Revolving Loan shall be payable in accordance with the terms and provisions of the Revolving Note.  During the continuance of an Event of Default, all principal and interest under the Revolving Loan shall bear interest at the Default Rate.

Section 2.05.    Requests for Advances.  Each Advance under the Revolving Loan shall be made on at least one (1) Business Day prior notice from Borrowers to Lender by means of an Advance Request Form containing the information required therein.  Lender at its option may accept telephonic requests for Advances under the Revolving Loan, provided that such acceptance shall not constitute a waiver of Lender's right to require delivery of an Advance Request Form in connection with subsequent Advances.

Section 2.06.    Use of Proceeds.  The proceeds of Advances under the Revolving Loan shall be used for refinancing existing Debt and for general corporate purposes.

Section 2.07.    Mandatory Prepayments.  If at any time the outstanding principal amount of the Advances under the Revolving Loan exceeds the Borrowing Base minus $1,000,000.00, Borrowers shall promptly prepay the amount of the excess plus accrued and unpaid interest on the amount so prepaid.

Section 2.08.    Commitment Fee.  Borrowers agree to pay to Lender a commitment fee (the “Commitment Fee”) on the average daily unused portion of the Revolving Credit Commitment, from and including the date hereof, to and including the Revolving Credit Termination Date, at the rate of one-half  percent (0.5%) per annum based on a 360 day year and the actual number of days elapsed, payable on the first (1st ) day of each month, commencing April 1, 2007, and on the Revolving Credit Termination Date.

Section 2.09.  Reduction or Termination of Revolving Credit Commitment.  Borrowers shall have the right at any time to terminate in whole or from time to time to irrevocably reduce in part the Revolving Credit Commitment upon at least three (3) Business Days prior notice to Lender specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction, provided that each partial reduction shall be in the amount of $100,000.00 or an integral multiple thereof and Borrowers shall simultaneously prepay the amount by which the unpaid principal amount of the Advances under the Revolving Loan exceeds the Revolving Credit Commitment (after giving effect to such notice) plus accrued and unpaid interest on the principal amount so prepaid.  The Revolving Credit Commitment may not be reinstated after it has been terminated or reduced.

ARTICLE III
Term Loan

Section 3.01.  Term Loan.   Subject to the terms and conditions of this Agreement, Lender agrees to make the Term Loan to Borrowers in a single advance on the date hereof.

Section 3.02.    The Term Note.   The obligation of Borrowers to repay the Term Loan shall be evidenced by the Term Note executed by Borrowers, payable to the order of Lender, in the principal amount of the Term Loan and dated the date hereof.

Section 3.03.    Repayment of Term Loan.  Borrowers shall repay the unpaid principal amount of the Term Loan in accordance with the terms and provisions of the Term Note.  Any amounts received under the Term Note may not be reborrowed.

Section 3.04.    Interest.  The unpaid principal amount of the Term Loan shall bear interest prior to maturity at the rate or rates set forth in the Term Note.  Accrued and unpaid interest on the Term Loan shall be payable in accordance with the terms and provisions of the Term  Note.  During the continuance of an Event of Default, all principal and interest under the Term Loan shall bear interest at the Default Rate.
Section 3.05.    Use of Proceeds.  The proceeds of the Term Loan shall be used for refinancing existing Debt.

Section 3.06.    Facility Fee.  Borrowers shall pay to Lender a non-refundable facility fee (the “Facility Fee”) of $10,000 (representing one-half of one percent (.5%) of the principal amount of the Term Loan) on the date hereof.  The Facility Fee shall be deemed fully earned on the date hereof and is non-refundable.

ARTICLE IV
Payments

Section 4.01.    Method of Payment.  All payments of principal, interest, and other amounts to be made by Borrowers under this Agreement, the Notes, and the other Loan Documents shall be made to Lender at its office at 1807 Ross Avenue, Suite 400, Dallas, Texas  75201, without setoff, deduction, or counterclaim, in Dollars and in immediately available  funds.  Borrowers shall, at the time of making each such payment, specify to Lender the sums payable by Borrowers under this Agreement, the Notes, or other Loan Document to which such payment is to be applied (and in the event Borrowers fail to so specify, or if an Event of Default has occurred and is continuing, Lender may apply such payment to the Obligations in such order and manner as it may elect in its sole discretion).  Whenever any payment under this Agreement,  the Notes, or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension  of  time shall in such case be included in the computation of the payment of interest and Commitment Fee, as the case may be.

Section 4.02.    Prepayment.  Borrowers may prepay the Notes in whole at any time or from time to time in part without premium or penalty but with accrued and unpaid interest to the date of prepayment on the amount so prepaid.

Section 4.03.    Computation of Interest.    Interest on the indebtedness evidenced by the Notes shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

Section 4.04.    Bankruptcy; Reinstatement.  In the event any payment of or any application of any amount, asset or property to any of the Obligations, or any part thereof, at any time is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy or reorganization of any Borrower or Guarantor, whether by order of any court, by any settlement approved by any court, or otherwise, then the terms and provisions of this Agreement and the other Loan Documents shall continue to apply, or shall be reinstated if not then in effect, as the case may be, with respect to the Obligations so rescinded, restored or returned, all as though such payment or application had never been made.

Section 4.05.    Sums Accruing During Bankruptcy.  Notwithstanding anything to the contrary herein, the Borrowers shall be liable for all Obligations, as well as additional interest fees, and other amounts due under this Agreement and any other Loan Document which accrue or are otherwise applicable during the pendency of any Bankruptcy Proceeding (irrespective of whether such sums are allowed or allowable as claims in any such proceeding).

ARTICLE V
Security

Section 5.01.    Collateral.  The Borrowers hereby pledge, assign, convey, mortgage, transfer, and deliver to the Lender (or shall cause same to be accomplished) and grant to the Lender a continuing security interest in and to, each of the following, in each case whether now or hereafter acquired, created or otherwise existing (including, without limitation, during the pendency of any Bankruptcy Proceeding) and wherever located:

(a)        any and all Accounts Receivable of the Borrowers;

(b)        any and all Inventory, equipment, and other goods of the Borrowers, wherever located, including (without limitation) any and all (i) raw materials, work-in-progress, and finished goods, (ii) documents, warehouse receipts, bills of lading and other documents of title now or hereafter covering any such goods, and (iii) accessions, accessories, additions, attachments, equipment, fixtures, furnishing, goods, machinery, materials, parts, replacements, supplies, tools and vehicles, whether or not located upon or affixed to any of the foregoing; and

(c)                one hundred percent (100%) of the stock of Dougherty’s Pharmacy owned by Doughtery Holdings.

            Lender shall have no security interest or lien in any assets of ParkInfusion Care, LP or in any of the ParkInfusion Care Entities.

            Section 5.02.    Collateral Documentation.  Borrowers shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Lender, in its sole discretion, deems necessary or desirable to evidence and perfect its liens and security interests in the Collateral.

Section 5.03.    Setoff.  During the continuance of an Event of Default, Lender shall have the right to setoff and apply against the Obligations in such manner as Lender may determine, at any time and without notice to Borrowers, any and all deposits (other than special deposits such as payroll and tax deposits) or other sums at any time credited by or owing from Lender to Borrowers whether or not the Obligations are then due.  As further security for the Obligations, Borrowers hereby grant to Lender a security interest in all money, instruments, and other property of Borrowers now or hereafter  held by Lender, including, without limitation, property held in safekeeping.  In addition to Lender's right of setoff and as further security for the Obligations, Borrowers hereby grant to Lender a security interest in all deposits (other than special deposits such as payroll and tax deposits) and other accounts of Borrowers now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrowers.   The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of set‑off) which Lender may have.

Section 5.04.    Guaranty.  Each Guarantor shall unconditionally and irrevocably guarantee payment and performance of the Obligations by execution and delivery of the Guaranty.

ARTICLE VI
Conditions Precedent

Section 6.01.    Initial Advances.  The obligation of Lender to make the Term Loan and the initial Advance under the Revolving Loan is subject to the condition precedent that Lender shall have received on or before the day of the making of the Term Loan or such Advance under the Revolving Loan (whichever occurs first) all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to Lender:

(a)        Resolutions.  Resolutions by the management of each Borrower and Guarantor certified by its authorized representative which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(b)        Incumbency Certificate.  A certificate of incumbency certified by the authorized representative of each Borrower and Guarantor certifying the names of the officers or managers of such Person authorized to sign this Agreement and each of the other Loan Documents to which such Person is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers or managers;

(c)        Organizational Documents.  The Organizational Documents of each Borrower and Guarantor certified by the Secretary of State of the state of organization of such Person and dated within ten (10) days prior to the date of this Agreement;

(d)        Governmental Certificates.  Certificates of the appropriate government officials of the state of organization of each Borrower and Guarantor appropriate, as to the existence and good standing of such Person, each dated within ten (10) days prior to the date of this Agreement;

(e)        Notes.  The Notes executed by each Borrower;

(f)         Security Agreements.  The Security Agreements executed by Borrowers;

(g)        Financing Statements.  UCC financing statements naming each Borrower, as Debtor, and covering such Collateral as Lender may request;

(h)        Guaranties.  The Guaranties executed by Guarantors;

(i)         Landlord Waivers.  Landlord waivers executed by the landlord of any location at which the Borrowers maintain any Inventory as shown on Schedule 1;

(j)         Insurance Policies.  Copies of all insurance policies required by Section 8.07, together with loss payable endorsements in favor of Lender with respect to all insurance policies covering Collateral;

(k)        UCC Search.  The results of a UCC search showing all financing statements and other documents or instruments on file against Borrowers in the office of the Secretary of State of Texas, such search to be as of a date no more than ten (10) days prior to the date of this Agreement;

(l)         Facility Fee.  Borrowers shall have paid the Facility Fee.

(m)       Attorneys' Fees and Expenses.  Evidence that the costs and expenses  (including reasonable attorneys' fees) referred to in Section 12.01, to the extent incurred, shall have been paid in full by Borrowers; and

(n)        Loan Closing Checklist.  All other items shown on the Loan Closing Checklist forwarded by Lender to Borrowers.

Section 6.02     All Advances.  The obligation of Lender to make any Advance (including the Term Loan and the initial Advance under the Revolving Loan) is subject to the following additional conditions precedent:

(a)        Advance Request Form.  Lender shall have received, at least one (1) Business Day prior to the date of such Advance, an Advance Request Form, dated the date of such Advance, executed by an authorized officer of Borrowers, all of the statements in which shall be true and correct on and as of such date;

(b)        Default.  No Default currently exists; and

(c)        Additional Information.  Lender shall have received such additional documents, instruments, and information as Lender or its legal counsel, McGuire, Craddock & Strother, P.C., may request.

ARTICLE VII
Representations and Warranties

            To induce Lender to enter into this Agreement, Borrowers represent and warrant to Lender that:

Section 7.01.    Corporate Existence and Authority.  Each Borrower (a) is duly formed, validly existing, and in good standing (if applicable) under the laws of the jurisdiction of its organization; (b) has all requisite power to own assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business  in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect on its business, financial condition, or operations.  Each Borrower has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 7.02.    Financial Statements.  All financial statements previously furnished by Borrowers and Guarantors to Lender are true and correct in all material respects, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of such Persons as of the respective dates indicated therein and the results of operations for the respective periods indicated therein.  Borrowers and Guarantors have no material contingent liabilities, liabilities for taxes, material forward or long‑term commitments, or unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements.  There has been no material adverse change in the condition, financial or otherwise, or operations of any Borrower or Guarantor, since the effective date of the most recent financial statements referred to in this Section.

Section 7.03.    Default.  No Borrower is in default in any material respect under any loan agreement, indenture, mortgage, security agreement, or other material agreement or obligation to which it is a party or by which any of its properties may be bound.

Section 7.04.    Authorization; Compliance with Laws and Agreements.  The execution, delivery, and performance by Borrowers of this Agreement and the other Loan Documents to which Borrowers are or may become parties have been duly authorized by all requisite action on the part of Borrowers and do not and will not violate the Organizational Documents of Borrowers or any law, rule, or regulation or any order of any court, governmental authority, or arbitrator, which violation would have a Material Adverse Effect, and do not and will not conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except as provided in Article V) upon any assets of Borrowers pursuant to the provisions of any indenture, mortgage, deed of trust, security agreement, franchise, permit, license, or other instrument or agreement by which Borrowers or their respective properties are bound which would have a Material Adverse Effect.

Section 7.05.    Litigation and Judgments.  Except as disclosed on Schedule 2 hereto, there is no action, suit, investigation, or proceeding before or by any court, governmental authority,  or arbitrator pending, or to the knowledge of any Borrower, threatened against or affecting any Borrower, that would, if adversely determined, have a Material Adverse Effect.  There are no outstanding judgments against any Borrower.

Section 7.06.    Rights in Properties; Liens.  Borrowers have good and indefeasible title to or valid leasehold interests in their respective properties and assets, real and personal reflected in the financial statements described in Section 7.02, and none of the properties, assets, or leasehold interests of Borrowers is subject to any Lien, except as permitted by Section 9.02.

Section 7.07.    Enforceability.  This Agreement constitutes, and the other Loan Documents to which Borrowers are party, when delivered, shall constitute the legal, valid, and binding obligations of Borrowers, enforceable against Borrowers in accordance with their respective terms,  except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor's rights.

Section 7.08.    Approvals.  No authorization, approval, or consent of, and no filing or registration with, any court, governmental authority, or third party is or will be necessary for the execution, delivery, or performance by Borrowers of this Agreement and the other Loan Documents to which Borrowers are or may become a party or the validity or enforceability thereof.

Section 7.09.    Debt.  Borrowers have no Debt in excess of $50,000.00, except as disclosed on Schedule 3 hereto.

Section 7.10.    Taxes.  Borrowers have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales taxes, and have paid all of their respective tax liabilities that are due and payable, and no Borrower knows of any pending investigation of any Borrower by any taxing authority or of any pending but unassessed tax liability of any Borrower.

Section 7.11.    Use of Proceeds: Margin Securities.  Borrowers are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.  Neither Borrowers nor any Person acting on their behalf has taken any action that might cause the transactions contemplated by this Agreement or the Notes to violate Regulations G, T, U  or X or to violate the Securities Exchange Act of 1934, as amended.

Section 7.12.    ERISA.  Borrowers have complied with all applicable minimum funding requirements and all other  applicable  and  material  requirements  of  the  Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and there are no existing conditions that would give rise to liability thereunder.  No Reportable Event (as defined in Section 4043 of ERISA) has occurred in connection with any employee benefit plan that might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer such plan.

Section 7.13.    Disclosure.  No representation or warranty made by Borrowers in this Agreement or in any other Loan Document contains any untrue statement of a material  fact or omits to state any material fact necessary to make the statements herein or therein not misleading.   There is no fact known to any Borrower which has a Material Adverse Effect that has not been disclosed in writing to Lender.

Section 7.14.    Subsidiaries.  Borrowers have no Subsidiaries other than those listed on Schedule 4 hereto, and Schedule 4 sets forth the jurisdiction of organization of each Subsidiary and the percentage of Borrowers’ ownership of the outstanding voting stock of each Subsidiary.

Section 7.15.    Principal Place of Business.  The principal place of business and chief executive office of each Borrower and the place where each Borrower keeps its books and records is located at the address set forth on the signature pages hereof.

Section 7.16.    Investment Company Act.  Borrowers nor any Subsidiary are an "investment company" within the meaning of the investment Company Act of 1940, as amended.

Section 7.17.    Contracts.  Neither Borrowers nor any Subsidiary are a party to, or bound by any agreement, condition, contract, or arrangement under which there is a current default which will have a Material Adverse Effect and which has not been disclosed to Lender in writing.

Section 7.18.    Compliance with Law.   Borrowers and each Subsidiary are in compliance with all laws, rules, regulations, orders, and decrees which are applicable to Borrowers or any Subsidiary, or any of their respective properties, the failure to comply with which would have a Material Adverse Effect.

Section 7.19.    Inventory.  All  Inventory of  Borrowers has been and will hereafter be produced in compliance with all applicable material laws, rules, regulations, and governmental  standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. '' 201‑219), and the regulations promulgated thereunder.

Section 7.20.    Environmental Matters.

(a)        Borrowers and all of their respective properties, assets, and operations are in material compliance with all Environmental Laws.  Borrowers are not aware of, nor has any Borrower received notice of, any past, present, or future conditions, events, activities, practices or incident which may interfere with or prevent the compliance or continued compliance of Borrowers with all Environmental Laws.

(b)        Borrowers have obtained all permits, licenses, and authorizations which  are required under Environmental Laws and would if not obtained have a Material Adverse Effect.

(c)        No Hazardous Substances exist on, about, or within or have been used, generated, stored, transported, disposed of on, or released from any of the properties or assets of Borrowers.  The use which Borrowers make and intend to make of  their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or release of any Hazardous Substance on, in, or from any such properties or assets.

(d)        There is no action, suit, proceeding,  investigation, or inquiry before any court, administrative agency, or other governmental authority pending or, to the knowledge of any Borrower, threatened against any Borrower relating in any way to any Environmental Law.  Borrrowers do not have (i) any liability for remedial action under any Environmental Law, (ii) receipt of any request for information by any governmental authority with respect to the condition, use, or operation of any of its properties or assets, or (iii) receipt of any notice from any governmental authority or other Person with respect to any violation of or liability under any Environmental Law.

ARTICLE VIII
Positive Covenants

Borrowers covenant and agree that they will comply in all respects on a timely basis (except as otherwise expressly provided) and at its own expense with each, and will not cause, suffer, or permit any violation of any, of the terms and provisions of each Section of this Article, from the date hereof and until the Obligations have been fully paid and satisfied, unless the Lender (in its sole and absolute discretion) shall consent otherwise in writing:

Section 8.01.    Financial Statements.   Borrowers shall maintain a standard system of accounting in accordance with GAAP consistently applied, and the Borrowers shall provide to the Lender the following:

(a)        As soon as available, and in any event within thirty (30) days after the end of each fiscal year of Borrowers, beginning with the fiscal year ending December 31, 2006, (i) copies of the internally prepared financial statements of Borrowers for such fiscal year containing, on a consolidated  and consolidating basis,  balance  sheets,  statements of income, statements of retained earnings and statements of cash flow as at the end of such fiscal year and for the 12‑month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, and (ii) a certificate to Lender (A) stating that to their knowledge no Event of Default and no event which with notice or lapse of time or both would be an Event of Default has occurred and is continuing, or if an Event of Default or such event has occurred and is continuing, a statement as to the nature thereof, and (B) confirming the calculations set forth in the certificate delivered simultaneously therewith.
(b)        As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of Ascendant, beginning with the fiscal year ending December 31, 2006, (i) a copy of the annual audit report of Ascendant for such fiscal year containing, on a consolidated basis,  balance  sheets,  statements of income, statements of retained earnings and statements of cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to Lender, to the  effect that such report has been prepared in accordance with GAAP.

(c)        As soon as available, and in any event within forty‑five (45) days after the end of each of the quarters of each fiscal year of Ascendant, a copy of  an unaudited financial report of Ascendant as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets, statements of income, statements of retained earnings and statements of cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of Ascendant to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year‑end audit adjustments) the financial condition and results of operations of Ascendant, each Borrower, and the Subsidiaries, on a consolidated basis,  at the date and for the periods indicated therein.

                        (d)        As soon as available, and in any event within thirty (30) days after the end of each calendar month, a copy of an unaudited financial report of each Borrower and Dougherty Holdings as of the end of such month and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets, statements of income, statements of retained earnings and a consolidated statement of cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of such Person to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year‑end audit adjustments) the financial condition and results of operations of such Person at the date and for the periods indicated therein.

Section 8.02.    Certificates; Other Information.  Borrowers will furnish to Lender all of the following:

(a)        As soon as available, and in any event within thirty (30) days after the end of each calendar month, a Borrowing Base Report, in substantially the form of Exhibit B hereto, certified by the authorized representative of each Borrower.

(b)        Concurrently with the delivery of the Borrowing Base Report referred to in subsection 8.02(a), a certificate of the authorized representative of each Borrower (i) stating that to the best of such representative's knowledge, no Event of Default and no event which with notice or lapse of time or both would be an Event of Default has occurred and is continuing, and (ii) showing in reasonable detail the calculations  showing  compliance  with Article X pursuant to the Financial Covenant worksheet attached hereto as Exhibit “C”.

(c)        As soon as available, one copy of each financial statement, report, notice or proxy statement sent by Ascendant after the date hereof to its stockholders generally and one copy of each regular, periodic or specific report, registration statement, or prospectus filed by such Person with any securities exchange or the Securities and Exchange Commission or any successor agency after the date hereof, and any material order issued after the date hereof by any court, governmental authority or arbitrator in any proceeding to which such Person is a party.

(d)        Promptly, such additional information concerning Borrowers, Guarantors or any Subsidiaries as Lender may reasonably request.

Section 8.03.    Performance of Obligations.  Borrowers will duly and punctually pay and perform the Obligations.

Section 8.04.    Preservation of Existence and Conduct of Business.  Borrowers will preserve and maintain their existence and all of their material leases, privileges, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of their business, and conduct their business as presently conducted in an orderly and efficient manner in accordance with good business practices.

Section 8.05.    Maintenance of Properties.  Borrowers will maintain their material assets and properties in good condition and repair.

Section 8.06.    Payment of Taxes and Claims.  Each Borrower will pay or discharge, at or before maturity or before becoming delinquent, (i) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (ii) all lawful claims for labor, material, and supplies, which,  if unpaid, might become a Lien upon any of its property provided, however, that no Borrower shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued,  and for which adequate reserves have been established.

Section 8.07.    Insurance.  Each Borrower will maintain, with financially sound and reputable insurance companies workmen's compensation insurance, liability insurance, and insurance on its property, assets, and business at least in such amounts and against such risks as are usually insured against by Persons engaged in similar businesses.  Each insurance policy covering Collateral shall name Lender as loss payee and provide that such policy will not be cancelled without thirty (30) days prior written notice to Lender.

Section 8.08.    Inspection Rights.  At any reasonable time and from time to time, upon three (3) Business Days prior notice, any or all Borrowers will permit representatives of Lender to examine and make copies of the books and records of, and visit and inspect the properties of such Borrower, and to discuss the business, operations, and financial condition of such Borrower with their respective officers, partners, representatives, agents, and employees and with their independent certified public accountants.

Section 8.09.    Keeping Books and  Records.  Borrowers will maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.  Borrowers shall maintain reserves against their Accounts Receivable in accordance with GAAP.

Section 8.10.    Compliance with Laws.  Borrowers will comply with all Applicable Laws, rules, regulations, and orders of any court, governmental authority or arbitrator if the failure to so comply would result in a Material Adverse Effect.

Section 8.11.    Compliance with Agreements.  Borrowers will comply in all material respects with all indentures, mortgages, deeds of  trust, and other agreements binding on it or affecting  its properties or business.

Section 8.12.    Notices.  Borrowers will promptly notify Lender of (i) the occurrence of an Event of Default, or of any event which with notice or lapse of time or both would be an Event of Default, (ii) the commencement of any action, suit, or proceeding against any Borrower or any Subsidiary that might have a Material Adverse Effect, or (iii) any violation of any Environmental Law that any Borrower or Subsidiary reports or is required to report to any governmental authority, and (iv) any other matter that might have a Material Adverse Effect.

Section 8.13.    Further Assurances.  Borrowers will execute and deliver such further instruments as may be deemed reasonably necessary or desirable by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to preserve and perfect the Liens of Lender in the Collateral.

Section 8.14.    ERISA.  Borrowers will comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.  Promptly after the filing thereof, Borrowers shall furnish to Lender with regard to each employee benefit plan of Borrowers and their Subsidiaries, copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such plan for each plan year.  Borrowers will notify Lender immediately of any fact, including, but not limited to, any "Reportable Event" as that term is defined in Section 4043 of ERISA, arising in connection with any such plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States district court of a trustee to administer such plan and furnish to Lender, promptly upon its request therefor, such additional information concerning any such plan as may be reasonably requested.

Section 8.15.    Regulations G, T, U, and X.  Neither any Borrower nor any Person acting on its behalf will take any action which might cause this Agreement or any of the Loan Documents to violate, and Borrowers will take all actions necessary to cause compliance with Regulations G, T, U, and X of the Board of Governors of the Federal Reserve System and the Securities Exchange Act of 1934, in each case as now in effect or as the same may hereafter be in effect.

Section 8.16.    Operating Accounts and Lockbox Accounts.  Within thirty (30) days from the date of this Agreement, Borrowers covenant and agree (i) to maintain all of their operating accounts at Lender, and (ii) to execute one or more lockbox account agreements with Lender and to notify all account debtors pertaining to insurance Accounts Receivable to remit payment to the address(es) set forth in such agreements.

ARTICLE IX
Negative Covenants

Borrowers covenant and agree that they will comply in all respects with each, and will not cause, suffer or permit any violation of any, of the terms and provisions of each Section in this Article, from the date hereof until the Obligations have been fully paid and satisfied, unless the Lender (in its sole and absolute discretion) shall consent otherwise in writing:

Section 9.01.    Debt.  Borrowers will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume, permit to exist, increase, renew or extend any Debt on their part, including commitments, lines of credit and other credit availabilities, or apply for or offer, commit or agree to do any of the foregoing, excluding, however:

(a)                Debt owed to Lender under any of the Loan Documents; and

(b)               Existing Debt described on Schedule 3 hereto.

(c)                Any additional debt which is less than $50,000.00 in the aggregate.

(d)               Any intercompany Debt permitted under Section 9.07 hereof.

(e)                Any contingent Debt of Ascendant and Dougherty Holdings in connection with any credit facility to ParkInfusion Care, LP and the ParkInfusion Care Entities.

Section 9.02.    Limitation on Liens.  Borrowers will not incur, create, assume, or permit to exist, and will not permit any Subsidiary to incur, create, assume, or permit to exist, any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except:

(a)        Liens disclosed on Schedule 5 hereto;

(b)        Liens in favor of Lender;

(c)        Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

(d)        Liens of mechanics, materialmen, warehousemen, carriers or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;  and

(e)        Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt) in the ordinary course of business.

Section 9.03.    Mergers, Acquisitions and Dissolutions.  Borrowers will not, and will not permit any Subsidiary to, become a party to a merger or consolidation,  or purchase or otherwise acquire all or a substantial part of the assets of any Person or dissolve or liquidate; provided, however, (i) the Subsidiaries of any Borrower may merge or consolidate with each other, and (ii) any Borrower may merge or consolidate with any of the other Borrowers.

Section 9.04.    Restricted Payments.  Borrowers will not, and will not permit any Subsidiary to, declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its capital stock, or redeem, purchase, retire, or otherwise acquire any of its capital stock, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock, or grant or issue any capital stock or any warrant, right, or option pertaining to its capital stock, or issue any security convertible into capital stock, or permit any of its Subsidiaries to purchase any capital stock of Borrower or another Subsidiary; provided, that the Borrowers or any of their Subsidiaries may pay dividends or otherwise make distributions to any other Borrower or any Subsidiaries of the Borrowers.

Section 9.05.    Prepayment of Debt.  Borrowers will not, and will not permit any Subsidiary to, prepay, acquire or otherwise satisfy, in whole or in part, any of their Debt, except (i) for Debt owed to Lender under any of the Loan Documents, (ii) all regularly scheduled payments on subordinated debt to Approved Supplier, and (iii) intercompany Debt owing to any other Borrower or any of the Subsidiaries of the Borrowers.

Section 9.06.   Repayment of Certain Debt.  Dougherty Holdings shall not make any principal payments on its Debt owing to Ascendant.

Section 9.07.    Loans and Investments.  Borrowers will not make, and will not permit any Subsidiary or Guarantor (other than Ascendant) to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase, any stock, bonds, notes, debentures, or other securities of any Person, except that Dougherty’s Pharmacy and Medicine Man may make intercompany loans to any other Borrower or Guarantor.

Section 9.08.    Transactions With Affiliates.  Borrowers will not enter into, and will not permit any Subsidiary to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrowers’ or such Subsidiary's business and upon fair and reasonable terms no less favorable to Borrowers or such Subsidiary than would be obtained in a comparable arm's‑length transaction with a Person not an Affiliate of Borrowers or such Subsidiary; provided, however, that Borrowers may pay management fees to Dougherty Holdings and Ascendant up to the aggregate amount of $900,000 in any fiscal year.

Section 9.09.    Disposition of Assets.  If Borrowers or Guarantors (other than Ascendant) sell, lease, assign, transfer, or otherwise dispose of any of their assets, or permit any Subsidiary to do so with any of their assets (except dispositions of inventory in the ordinary course of business and the sale or other disposition of any of the ownership interests in, or assets of, Park InfusionCare, LP and the Park InfusionCare Entities), one hundred percent (100%) of the proceeds of such sale, lease, assignment, transfer or other disposition shall be applied to the Funded Debt.

Section 9.10.    Sale and Leaseback.  Borrowers will not enter into, and will not permit  any Subsidiary to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 9.11.    Nature of Business.  Borrowers will not, and will not permit any Subsidiary to, engage in any business other than the businesses in which they are engaged as of the date hereof.

Section 9.12.    Compliance with Environmental Laws.  Borrowers will not, and will not permit any of its Subsidiaries to, (i) use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Substance, (ii) generate any Hazardous Substance, (iii) conduct any activity which is likely to cause a release or threatened release of any Hazardous Substance, or (iv) otherwise  conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law.

ARTICLE X
Financial Covenants

Borrowers covenant and agree that they will comply in all respects with each, and will not cause, suffer or permit any violation of any, of the terms and provisions of each Section in this Article, from the date hereof until the Obligations have been fully paid and satisfied, unless the Lender (in its sole and absolute discretion) shall consent otherwise in writing:

Section 10.01.  Fixed Charge Coverage Ratio.  Borrowers will at all times maintain a Fixed Charge Coverage Ratio of not less than  1.10 to 1.00.  The Fixed Charge Coverage Ratio shall be computed for the Borrowers on a consolidated basis and shall be tested monthly on a rolling twelve month basis.

Section 10.02.  Funded Debt to Adjusted EBITDA Ratio.  Borrowers will at all times maintain a ratio of Funded Debt to Adjusted EBITDA of not greater than 3.00 to 1.00.  The Funded Debt to Adjusted EBITDA Ratio shall be computed for the Borrowers on a consolidated basis and shall be tested monthly on a rolling twelve month basis.

Section 10.03.  Management Fees.  Management fees expensed by Dougherty’s Pharmacy and Medicine Man will not exceed $900,000 in the aggregate, in any calendar year beginning with the year 2007.

ARTICLE XI
Default

Section 11.01.  Events of Default.  Without in any manner impairing the demand nature of the Notes, each of the following shall be deemed an "Event of Default":

(a)        Borrowers shall fail to pay when due the Obligations or any part thereof and such failure shall continue for seven (7) calendar days after written notice thereof from Lender; provided, that Lender shall not be obligated to give any such notice more than twice in any twelve (12) month period.

(b)        Any representation or warranty made or deemed made by Borrowers or any Obligated Party (or any of their respective officers, partners, or representatives) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

(c)        Any Borrower or Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document and such default shall continue for thirty (30) days after written notice thereof from Lender; provided, that Lender shall not be obligated to provide any such notice pertaining to the same failure more than twice in any twelve (12) month period.

(d)        Borrowers, any Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

(e)        An involuntary proceeding shall be commenced against any Borrower, any Subsidiary, or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its property, and such  involuntary proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

(f)         Any Borrower, Subsidiary, or Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment,  sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of Fifty Thousand Dollars ($50,000.00) against any of its assets or properties.

(g)        Any Borrower, Subsidiary, or Obligated Party shall fail to satisfy and discharge promptly any judgment or judgments against it for the payment of money in an aggregate amount in excess of Fifty Thousand Dollars ($50,000.00) within sixty (60) days of entry.

(h)        Any Borrower, Subsidiary, or Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(i)         This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by any Borrower, Subsidiary, Obligated Party or any of their respective shareholders, partners, or representatives, or any Borrower or Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents.

(j)         David Bowe and James C. Leslie shall cease to be active in the management of Borrowers.

(k)        Borrowers, any of their Subsidiaries, or any Obligated Party, or any of their  properties, revenues, or assets, shall become subject to an order of forfeiture, seizure, or divestiture and the same shall not have been discharged within sixty (60) days from the date of entry thereof.

Section 11.02   Remedies Upon Default.  Upon the occurrence of an Event of Default, Lender may without notice terminate its commitment to lend hereunder and declare the Obligations or any part thereof to be immediately due and payable, and the same shall  thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrowers; provided, however, that upon the occurrence of an Event of Default under Section 11.01(d) or Section 11.01(e), the commitment of Lender to lend hereunder shall automatically terminate, and the Obligations shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived.  Upon the occurrence of any Event of Default, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.

ARTICLE XII
Miscellaneous

Section 12.01   Expenses of Lender.  Borrowers hereby agree to pay Lender on demand  (i) all costs and expenses incurred by Lender in connection with the preparation, negotiation, and execution of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without  limitation, the fees and expenses of Lender's legal counsel, (ii) all costs and expenses incurred by Lender in connection with the enforcement of this Agreement or any other Loan Document,  including, without limitation, the fees and expenses of Lender's legal counsel, and (iii) all other costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees, and other charges levied by an governmental authority or otherwise payable in respect of this Agreement or any other Loan Document or in obtaining any mortgagee title insurance policy, survey, audit, or appraisal in respect of the Collateral.

Section 12.02.  Indemnification.  Borrowers hereby jointly and severally indemnify and agree to hold harmless Lender, and its officers, directors, employees, agents and representatives (each an "Indemnified Person") from and against any and all liabilities, obligations, claims, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature (collectively, the "Claims") which may be imposed on, incurred by, or  asserted against, any Indemnified Person (whether or not caused by any Indemnified Person's sole, concurrent or contributory negligence) arising in connection with the Loan Documents, the Obligations or the Collateral (including without limitation, the enforcement of the Loan Documents and the defense of any Indemnified Person's actions and/or inactions in connection with the Loan Documents), except to the limited extent the Claims against an Indemnified Person are proximately caused by such Indemnified Person's gross negligence or willful misconduct.  If any Borrower or any third party ever alleges such gross negligence or willful misconduct by any Indemnified Person, the indemnification provided for in this Section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct.  The indemnification provided for in this Section shall survive the termination of this Agreement and shall extend and continue to benefit each individual or entity who is or has at any time been an Indemnified Person hereunder.

Section 12.03  Limitation of Liability.  Neither Lender nor any Affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrowers hereby waive, release, and agree not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damage suffered or incurred by Borrowers in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Borrowers hereby waive, release, and agree not to sue Lender or any of  Lender's Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 12.04.  No Duty.  All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrowers or any of Borrowers’ shareholders, partners, or representatives or any other Person.

Section 12.05.  Lender Not Fiduciary.  The relationship between Borrowers and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrowers, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrowers and Lender to be other than that of debtor and creditor.

Section 12.06.  Equitable Relief.  Borrowers recognize that in the event Borrowers fail to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender.  Borrowers therefore agree that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 12.07.  Restatement.  The delivery of each statement, report, and certificate to Lender pursuant to this Agreement and each request by Borrowers for an Advance hereunder  (whether by Advance Request Form or otherwise) shall by virtue of such delivery or request alone constitute a restatement of the representations and warranties contained in Article VII hereof on and as of the date of delivery or the date requested for the Advance, except that the representations and warranties contained in Section 7.02 shall in each instance  be deemed to be made with respect to the financial statements most recently furnished to Lender pursuant to Section 7.02 or 8.01, as the case may be.  Each such delivery or request shall also constitute a representation and warranty at the time of said delivery or on the date requested for the Advance that no Event of Default has occurred and is continuing and that no event or condition has occurred and is continuing that with notice or lapse of time or both would bean Event of  Default.

Section 12.08.  No Waiver; Cumulative Remedies.  No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or  further exercise thereof or the exercise of any other right, power, or privilege.  The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 12.09.  Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of Lender and Borrowers and their respective successors and assigns, except that Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Lender.

Section 12.10. Survival of Representations and Warranties.  All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them.

Section 12.11. ENTIRE AGREEMENT; AMENDMENT.  THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE Of PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.  The provisions of this Agreement and the other Loan Documents to which Borrowers are a party may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 12.12.  Maximum Interest Rate.  No provision of this Agreement or any other Loan Document shall require the payment or the collection of interest in excess of the maximum permitted by applicable law.  If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither Borrower nor the sureties, guarantors, successors, or assigns of Borrowers shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto.  In the event Lender ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes and, if the principal of the Notes has been paid in full, any remaining excess shall forthwith be paid to Borrowers.  In determining whether or not the  interest paid or payable exceeds the Maximum Rate, Borrowers and Lender shall, to the extent permitted by applicable law, (i) characterize any non‑principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.

Section 12.13.  Notices.  All notices and other communications provided for in this Agreement and the other Loan Documents to which Borrowers are a party shall be given or made by telex, telegraph, telecopy, cable, or in writing and telexed, telecopied, telegraphed, cabled, mailed by certified mail return receipt requested, or delivered to the intended recipient at then "Address for Notices" specified below its name on the signature pages hereof  or, as to any party at such other address as shall be designated by such party in a notice to the other party given in accordance with this Section.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telex or telecopy, subject to telephone confirmation of receipt, or delivered to the telegraph or cable office, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid;  provided, however, notices to Lender pursuant to Articles II and III shall not be effective until received by Lender.  The Guarantors shall be copied on all default notices from Lender to Borrowers.

Section 12.14.  Applicable Law; Venue; and Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the applicable laws of the United States of America.  This Agreement has been entered into in Dallas County, Texas, and it shall be performable for all purposes in Dallas County, Texas.  Any action or proceeding against Borrowers under or in connection with any of the Loan Documents may be brought in any state or federal court in Dallas County, Texas.  Borrowers hereby irrevocably (i) submit to the nonexclusive jurisdiction of such courts, and (ii) waive any objection they may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.  Each Borrowers agrees that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with the provisions of Section 12.13.  Nothing herein or in any of the other Loan Documents shall affect the right of Lender to serve process in any other manner permitted by law or shall limit the right of Lender to bring any action or proceeding against Borrowers or with respect to any of the Collateral in any state or federal court in any other jurisdiction.  Any action or proceeding by Borrowers against Lender shall be brought only in a court located in Dallas County, Texas.

Section 12.15.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.16.  Severability.  Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the  remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 12.17.  Headings.  The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 12.18.  Non‑Application of Section 346 of Texas Finance Code.  The provisions of Section 346 of the Texas Finance Code are specifically declared by the parties hereto not to be applicable to this Agreement or any of the other Loan Documents or to the transactions contemplated hereby.

Section 12.19.  Assignment Participations.  Lender shall have the right at any time to sell and assign all of its interests in the Notes and the other loan documents; provided, in the absence of an Event of Default, Lender shall obtain the prior written consent of Borrowers to any such sale or assignment, such consent not to be unreasonably withheld, delayed or conditioned.  Lender shall also have the right at any time and from time to time to grant participations in the Notes and any other Loan Documents; provided, however, that Lender shall maintain a majority voting interest in any outstanding interests in the Notes and the other Loan Documents.  Each actual or proposed participant shall be entitled to receive all information received by Lender regarding the  creditworthiness of Borrower, including, without limitation, information required to be disclosed to a participant pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant is subject to the circular or not).

Section 12.20.  Construction.  Borrowers and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrowers and Lender.

Section 12.21. WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND GUARANTORS HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

                                                   [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWERS:

DOUGHERTY’S PHARMACY, INC.,
a Texas corporation

By:                   /s/ David E. Bowe
Name:  David E. Bowe
Title:  President and Chief Executive Officer

Address for Notices:

16250 Dallas Parkway, Suite 100
Dallas, Texas  75248-2622
Fax No.:  (972) 250-0934
Telephone No.:  (972) 250-0903
Attention:  David E. Bowe

ALVIN MEDICINE MAN, LP,
a Texas limited partnership

By:       Alvin Medicine Man GP, LLC,
            a Texas limited liability company,
            its General Partner

            By:                   /s/ David E. Bowe
            Name:  David E. Bowe
            Title:  President and Chief Executive Officer

Address for Notices:

16250 Dallas Parkway, Suite 100
Dallas, Texas  75248-2622
Fax No.:  (972) 250-0934
Telephone No.:  (972) 250-0903
Attention:  David E. Bowe

ANGLETON MEDICINE MAN, LP,
a Texas limited partnership

By:       Angleton Medicine Man GP, LLC,
            a Texas limited liability company,
            its General Partner

            By:                   /s/ David E. Bowe
            Name:  David E. Bowe
            Title:  President and Chief Executive Officer

Address for Notices:

16250 Dallas Parkway, Suite 100
Dallas, Texas  75248-2622
Fax No.:  (972) 250-0934
Telephone No.:  (972) 250-0903
Attention:  David E. Bowe

SANTA FE MEDICINE MAN, LP,
a Texas limited partnership

By:       Santa Fe Medicine Man GP, LLC,
            a Texas limited liability company,
            its General Partner

            By:                   /s/ David E. Bowe
            Name:  David E. Bowe
            Title:  President and Chief Executive Officer

Address for Notices:

16250 Dallas Parkway, Suite 100
Dallas, Texas  75248-2622
Fax No.:  (972) 250-0934
Telephone No.:  (972) 250-0903
Attention:  David E. Bowe

LENDER:

AMEGY BANK NATIONAL ASSOCIATION,
a national banking association

By:                   /s/ Lisa Armstrong
Name:  Lisa Armstrong
Title:     Senior Commercial Banker

Address for Notices:

1807 Ross Avenue, Suite 400
Dallas, Texas  75201
Fax No.:                       (214) 754-6613
Telephone No.:             (214) 754-9434
Attention:                      Commercial Lending

GUARANTOR ACKNOWLEDGEMENT

            Each Guarantor hereby affirms the representations and warranties set forth herein pertaining to such Guarantor and hereby covenants and agrees to observe the covenants and agreement set forth herein pertaining to such Guarantor.

                                                                        ASCENDANT SOLUTIONS, INC.,
                                                                        a Delaware corporation

                                                                        By:       /s/ David E. Bowe
Name:  David E. Bowe
Title:  President and Chief Executive Officer

                                                                        DOUGHERTY’S HOLDINGS, INC.,
                                                                        a Texas corporation

                                                                        By:       /s/ David E. Bowe
Name:  David E. Bowe
Title:  President and Chief Executive Officer

                                                                        DOUGHERTY’S LP HOLDINGS, INC.,
                                                                        a Nevada corporation

                                                                        By:       /s/ David E. Bowe
Name:  David E. Bowe
Title:  President and Chief Executive Officer

                                                                        MEDICINE MAN GP, LLC,
                                                                        a Texas limited liability company

                                                                        By:       /s/ David E. Bowe
Name:  David E. Bowe
Title:  President and Chief Executive Officer

                                                                        MEDICINE MAN, LP,
                                                                        a Texas limited partnership

                                                                        By:       Medicine Man GP, LLC,
                                                                                    a Texas limited liability company,
                                                                                    its General Partner

                                                                                    By:       /s/ David E. Bowe
            Name:  David E. Bowe
            Title:  President and Chief Executive Officer

                                                                        ALVIN MEDICINE MAN GP, LLC,
                                                                        a Texas limited liability company

                                                                        By:       /s/ David E. Bowe
Name:  David E. Bowe
Title:  President and Chief Executive Officer

                                                                        ANGLETON MEDICINE MAN GP, LLC,
                                                                        a Texas limited liability company

                                                                        By:       /s/ David E. Bowe
Name:  David E. Bowe
Title:  President and Chief Executive Officer

                                                                        SANTA FE MEDICINE MAN GP, LLC,
                                                                        a Texas limited liability company

                                                                        By:       /s/ David E. Bowe
Name:  David E. Bowe
Title:  President and Chief Executive Officer